                                                             Exhibit 10.05 (c) +

                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT, dated as of the 1st day of March, 2001, between MORTON'S RESTAURANT GROUP, INC., a Delaware corporation ("Morton's" or "Company") and AGNES LONGARZO ("Longarzo"), an individual.

      WHEREAS, Morton's has employed, and wishes to continue to employ, Longarzo as Secretary of Morton's and various of its affiliates and subsidiaries (in the aggregate, the "Morton's Subs").

      NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Employment.

            (a) Morton's hereby continues to employ Longarzo and Longarzo hereby accepts continued employment for a term beginning as of the 1st day of January, 2001 (the "Commencement Date"), and continuing thereafter such that at any day following the Commencement Date the term of Longarzo's employment shall be three
(3) years (the "Employment Period"), unless sooner terminated as hereinafter provided.

            (b) At any time during the Employment Period, Morton's may send a notice to Longarzo, terminating her employment ("Morton's Notice"). Morton's Notice shall set forth the date of termination, which shall in no event be earlier than thirty-six (36) months after the date of delivery to Longarzo of Morton's Notice. Following the delivery of Morton's Notice, Morton's compensation obligation to Longarzo shall be as set forth in Section 7(f).

      2. Compensation; Benefits; Expenses; and Bonus

            (a) As compensation for the services to be rendered hereunder, until December 31, 2001, Morton's shall pay to Longarzo a base salary (as adjusted thereafter pursuant to the next sentence hereof, the "Base Salary") at the rate of $125,000 per annum, payable in equal installments at such times as shall be agreed upon by Morton's and Longarzo, but no less frequently than monthly. The annual Base Salary for the calendar year commencing January 1, 2002 and for each calendar year thereafter shall increase at no less than the rate of increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers, as compiled by the U.S. Bureau of Labor Statistics for the preceding year (the "CPI"). The Base Salary may be increased at a faster rate than that of the CPI, at the discretion of the Board of Directors.

            (b) Longarzo shall be eligible to participate in benefit programs, if any, of Morton's which are in effect for its executive personnel from time to time, including but not limited to profit sharing, pension, insurance, incentive or other supplemental or special compensation plans or arrangements, and stock purchase programs, in each case in accordance with the terms of such program.

            (c) Morton's recognizes that Longarzo, in rendering the services hereunder, will be required to spend sums of money for the entertainment of various persons and representatives of companies and organizations with whom Morton's is having, or would like to have business relations, and otherwise in performance of her duties hereunder. Morton's will advance and/or reimburse reasonable traveling or other out-of-pocket expenses incurred or to be incurred by Longarzo in rendering the services hereunder on behalf of Morton's, and Morton's will advance such funds to Longarzo, or reimburse Longarzo upon presentation of vouchers or other documents reasonably necessary to verify the expenditures and sufficient, in form and substance, to satisfy Internal Revenue Service ("IRS") requirements for any traveling or other expenses.

            (d) Morton's recognizes Longarzo's need for an automobile for business purposes and to facilitate the performance of Longarzo's duties hereunder. Therefore, Morton's shall pay to Longarzo a monthly automobile allowance to be used by Longarzo towards the purchase or lease of an automobile, (the make and model of which shall be selected by Longarzo), and all costs related to the operation and maintenance of such automobile.

            (e) Morton's may elect to pay annual bonuses. The decision to pay any bonuses and the actual payment of such bonuses, if any, shall be at the sole discretion of the Company.

      3. Duties.

            Longarzo shall have the title and perform the duties of Secretary of Morton's. Longarzo shall have custody of the seal of the Company and when required by the Board of Directors, or when any instrument shall have been signed by the President duly authorized to sign the same, or when necessary to attest any proceedings of the shareholders or directors, shall affix it to any instrument requiring the same and shall attest the same with her signature, provided that the seal may be affixed by the President or Vice-President or other officer of the Corporation to any document executed by either of them respectively on behalf of the

Corporation which does not require the attestation of the Secretary. She shall attend to the giving and serving of notices of meetings. She shall have charge of such books and papers as properly belong to her office or as may be committed to her care by the Board of Directors. She shall perform such other duties as appertain to her office or as may be required by the Board of Directors. Longarzo shall also serve, if elected or appointed, to other offices of the Company and as a director and an officer of any and all Morton's Subs.

      4. Extent Of Services; Vacations.

            (a) Except as provided in Section 4(b) below, Longarzo shall devote her full professional time, energies, skills and attention to the performance of her duties and responsibilities hereunder.

            (b) Longarzo shall be entitled to take periodic vacations consistent with past practices and with her duties hereunder.

      5. Working Facilities. Longarzo shall be furnished with a private office, stenographic help and services suitable to her position and adequate for the performance of her duties.

      6. Confidentiality, etc.

            Upon the termination of the Employment Period or at such other time as Morton's may request, Longarzo agrees to return to the Company all originals and copies, whether generated by Longarzo or anyone else, of all material documents, files, lists, forms, contracts, notebooks, rolodexes, keys, credit cards, and any other material which, during the Employment Period, came into, and continue to be in, Longarzo's possession and relate to Morton's, the Morton's Subs, their respective businesses or their potential acquisitions and investments.

      7. Death Or Disability Of Longarzo; Other Termination.

            (a) If Longarzo is unable to perform her duties by reason of illness or incapacity (a "Disability") for a continuous period of more than six (6) months, the compensation otherwise payable to her during the continued period of such illness or incapacity after such six (6) month period shall be at the annual rate of $41,666.66. Longarzo's full compensation shall be reinstated upon her return to employment and the discharge of her full duties hereunder. Notwithstanding anything herein to the contrary, if Longarzo shall be absent from her employment by reason of illness or incapacity for a continuous period of more than eighteen (18) months, this Agreement shall terminate, except Longarzo's legal representatives shall be entitled to receive the compensation herein provided to the last day of the eighteenth month of such continuous period.

            (b) If Longarzo dies during the term of this Agreement, this Agreement shall terminate, except that Longarzo's legal representatives shall be entitled to receive the compensation herein provided only to the last day of the month in which Longarzo's death occurs.

            (c) In addition to Morton's rights set forth in clauses (a) and (b) above, subject to clause (d) below, this Agreement shall terminate in the event:

                  (i) A licensed physician shall determine that Longarzo is a "drug dependent person" (as defined in the New York Mental Hygiene Law or any successor statute); or

                  (ii) Longarzo shall be declared to be incompetent pursuant to the New York Mental Hygiene Law or any successor or similar statute, or a conservator of her property shall have been appointed pursuant to the New York Mental Hygiene Law or any successor or similar statute; or

                  (iii) Longarzo is convicted in a court of law of theft, embezzlement, fraud or other felony or of any other crime that constitutes a felony in the jurisdiction involved; or

                  (iv) Longarzo willfully breaches a substantial provision of this Agreement or commits any act not approved by the Board of Directors of the Company involving any material conflict of interest which substantially adversely affects the Company or any Morton's Sub.

            (d) In the event of a termination pursuant to Section 7(c)(iv) above, Morton's shall deliver to Longarzo a notice setting forth a reasonably detailed description of the breached provision or unauthorized conduct constituting the basis for termination, and this Agreement shall not terminate unless Longarzo fails to cure same within 20 days after receipt of notice, or, if Longarzo cannot reasonably be expected to effect a cure within such 20 day period, if Longarzo fails to commence such cure within such 20 day period and diligently proceed to effect same within 90 days after the aforesaid notice. In the event of a termination pursuant to Section 7(c)(i) - (iii) above, Morton's shall deliver to Longarzo a notice stating which of the ground(s) it alleges for termination of this Agreement, together with a reasonably detailed description of such ground(s).

            (e) Longarzo's obligations under this Agreement shall terminate at Longarzo's option for any one of the following events ("Good Reason") (i) Longarzo is assigned any duties or responsibilities inconsistent with her position as Secretary of

Morton's (including status, offices, titles and reporting requirements), or (ii) Morton's fails to pay any sum of money to Longarzo when the same becomes due and payable and such failure continues for thirty (30) days after such sum of money is due. Longarzo's good faith determination of Good Reason shall be conclusive upon the parties for all purposes of this Agreement.

            (f) Subject to clause (g) below, in the event (i) this Agreement terminates pursuant to Section 7(e) or (ii) Morton's has delivered Morton's Notice (the date of such termination or delivery being the "Measuring Date"), Morton's covenants and agrees to pay in a lump sum in cash within ten (10) days after the Measuring Date as damages the product of three (3) multiplied by $162,750. Longarzo agrees to use her best efforts to seek alternative employment as an executive earning a salary reasonably comparable with that being paid to Longarzo by Morton's, upon any such termination. Upon Longarzo's acquisition of such alternative employment, she shall repay to Morton's an amount equal to the product of $3,472 multiplied by "X", where X equals the difference between 36 and the number of months between the Measuring Date and the date Longarzo commences such new employment. Morton's shall also pay to Longarzo all reasonable expenses which Longarzo may then or thereafter incur for legal expenses and all other reasonable costs paid or incurred by Longarzo for enforcing payment of such amounts.

            (g) Notwithstanding any provision of this Agreement to the contrary, to the extent any amounts payable to Longarzo in connection with a "Change of Control" (as defined in the Change of Control Agreement between Morton's and Longarzo dated March 1, 2001, as such Change of Control Agreement may be further amended from time to time (the "Change of Control Agreement")), whether pursuant to this Agreement, the Change of Control Agreement or under any other employment agreement, employment arrangement or similar plan, contract or program of severance (collectively, the "Total Severance Benefits"), would constitute "Parachute Payments" (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended), the Total Severance Benefits payable to Longarzo shall be reduced to the extent necessary such that the Total Severance Benefits no longer constitute Parachute Payments. Longarzo may elect, in her sole discretion, which of the Total Severance Benefits shall be eliminated or reduced (as long as after such election the Total Severance Benefits no longer constitute Parachute Payments). For purposes of this Section 7(g), the determination of whether payments to Longarzo would constitute Parachute Payments shall be made by Longarzo, in good faith.

      8. Insurance.

            (a) Morton's in its discretion at any time after the execution of this Agreement, may apply for and procure as owner and for its own benefit, insurance on the life of Longarzo, in such amounts and in such form or forms as Morton's may choose. Longarzo shall have no interest whatsoever in any such policy or policies, but she shall, at the request of Morton's, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom Morton's has applied for such insurance.

            (b) Morton's shall, for so long as Longarzo is employed by it, pay for the benefit of Longarzo the premium on the medical, dental, life and disability policies presently being provided to executive employees of Morton's, or policies substantially similar to same.

            (c) Upon the termination of Longarzo's employment, Longarzo shall have the option, within thirty (30) days thereafter, to acquire Morton's interest in the policy or policies that may be procured by Morton's pursuant to subparagraph (a) above, to the extent permitted by such policy or policies, upon payment to Morton's of such policy's or policies' then cash surrender value. If Longarzo exercises such option, Morton's will take whatever reasonable steps are necessary to assign all the rights in the entire policy or policies to Longarzo, to the extent permitted by such policy or policies, and to deliver physical possession of the policy or policies to Longarzo. If Longarzo shall fail to exercise such option, Morton's may cancel the policy or policies and take down their cash surrender value, and neither Longarzo nor any person claiming through Longarzo shall have any rights whatsoever in any part of the policy or policies or their values.

      9. Survival Of Obligations. Notwithstanding the expiration of the term of this Agreement or any termination of this Agreement, any duty or obligation which has been incurred and which has not been fully observed, performed and/or discharged, and any right, unconditional or conditional, which has been created and has not been fully enjoyed, enforced, and/or satisfied, shall survive such expiration or termination until such duty or obligation has been fully observed, performed and/or discharged and such right has been enforced, enjoyed and/or satisfied.

      10. Remedies, etc. The parties recognize that irreparable damage will result in the event that the provisions of Section 6 hereof shall not be specifically enforced. If any dispute arises concerning action in violation of any such provision, the parties hereto agree that an injunction be issued restraining such action pending determination of such controversy and that no bond or other security shall be required in connection therewith. If any dispute arises concerning the right or obligation of any party hereto, such right or obligation shall be enforceable by a decree of specific performance. Such remedies shall, however, not be exclusive of and shall be in addition to any other remedies which the parties may have, including injunctive relief and actions for damages.

      11. Notices. All notices hereunder shall be in writing and shall be mailed, delivered by hand or telecopied. All such notices shall be deemed to have been given or delivered three days after the date mailed in any general or branch United States Post Office enclosed in a registered postpaid envelope addressed to the address of the respective parties stated below, on the date of the by hand delivery if so delivered, or on the date of receipt, if telecopied. The notices shall be addressed as follows:

      If to Longarzo:

      Agnes Longarzo
      111 Cherry Valley Avenue
      Garden City, New York 11530

      with a copy to:

      Salamon, Gruber, Newman & Blaymore, P.C.
      97 Powerhouse Road
      Roslyn Heights, New York 11577-2016
      Attention: David Gruber, P.C.

      If to Morton's:

      Morton's Restaurant Group, Inc.
      3333 New Hyde Park Road
      New Hyde Park, New York 11577

      with a copy to:

      Schulte, Roth & Zabel LLP
      919 Third Avenue, 19th Floor
      New York, NY  10022
      Attn:  Marc Weingarten, Esq.

or to such other address as a party hereto may notify the other pursuant to this
Section 11.

      12. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

      13. Severability. The invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

      14. Modification. This Agreement cannot be changed, modified or discharged orally, but only if consented to in writing by both parties.

      15. Assignment. This Agreement is a personal contract and, except as specifically set forth herein, the rights and interests of Longarzo herein may not be sold, transferred, assigned, pledged or hypothecated. In the event of any attempted assignment or transfer of rights hereunder contrary to the provisions hereof, Morton's shall have no further liability for payments hereunder.

      16. Benefit. Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon Morton's, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of Morton's assets and business or with or into which Morton's may be consolidated or merged, and Longarzo, her heirs, executors, administrators and legal representatives, provided that the obligation of Longarzo hereunder may not be delegated.

      17. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

      18. Indemnity. Morton's shall indemnify Longarzo and hold her harmless for any acts or decisions made by her in good faith while performing services for Morton's as an officer of Morton's and shall include her under any insurance policy now in force or hereinafter obtained during the term of this Agreement, covering the other officers and directors of Morton's against lawsuits; provided, however, Morton's shall be under no obligation to obtain any such coverage. To the extent permitted under the Delaware General Corporation Law, Morton's will pay all reasonable expenses, including attorneys' fees, actually and necessarily incurred by Longarzo in connection with the defense of such act, suit or proceeding and in connection with any appeal thereon including the cost of court settlements.

      19. Withholding of Taxes. Morton's may withhold from any amounts or benefits payable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

      20. Contract Headings. All headings of the Articles of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement, and shall in no way affect the interpretation of any of the provisions of this Agreement.

      21. Entire Agreement. The foregoing contains the entire agreement of the parties.

      IN WITNESS WHEREOF, the parties have signed this Agreement the day and year first above written.

                                          /s/ Agnes Longarzo
                                          --------------------------------------
                                          Agnes Longarzo


Attest:                                   MORTON'S RESTAURANT GROUP, INC.

/s/ Leigh Melore                          By:  /s/ Thomas J. Baldwin
----------------------------                 -----------------------------------
                                          Name: Thomas J. Baldwin
                                          Title: Executive Vice President
                                                 Chief Financial Officer